FOR IMMEDIATE RELEASE		NEWS RELEASE

Date Submitted:	July 26, 2011	Contact: Samuel G. Stone
NASDAQ Symbol:	FBMI	Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
SECOND QUARTER AND YEAR-TO-DATE 2011 RESULTS

Highlights Include:

●
Net income of $1,843,000 in the first half of 2011 increased $247,000 compared to $1,596,000 in the first half of 2010, and net income available to common shareholders increased to $1,003,000 from $756,000

●	Earnings per share equaled $0.13 for the first half of 2011, up from $0.10 per share in the first half of 2010
●
For the second quarter of 2011, earnings per share were $0.03, down from $0.07 in the second quarter or 2010 as net income and net income available to common shareholders also declined from the year-ago second quarter

●	Provision expense of $4.3 million in the second quarter of 2011 increased $1.2 million from the first quarter of 2011 and also was $1.2 million higher than a year ago
●	Ratio of the allowance for loan losses to loans strengthened to 2.12% at June 30, 2011, compared to 1.90% a year ago
●	Gain on sale of mortgages slowed, declining 27% from the first quarter of 2011 and was 43% below the year-ago second quarter level
●	Loan portfolio continued to shrink due to economic conditions and lack of demand
●	Equity ratios remained strong and all affiliate banks continue to exceed all regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $628,000 for the second quarter of 2011, compared to $937,000 for the second quarter of 2010, with net income available to common shareholders of $208,000 in the second quarter of 2011 compared to $517,000 in the second quarter of 2010. Earnings per share were $0.03 in the second quarter of 2011 compared to $0.07 in the second quarter of 2010. Returns on average assets and average equity for the second quarter of 2011 were 0.18% and 1.8%, respectively, compared to 0.26% and 2.7% respectively in the second quarter of 2010.

For the first half of 2011, net income of $1,843,000 increased 15.5% from the $1,596,000 earned in the first half of 2010. Net income available to common shareholders of $1,003,000 in the first half of 2011 increased 32.7% compared to the $756,000 in the first half of 2010. Earnings per share were $0.13 in the first half of 2011 compared to $0.10 in the first half of 2010. Returns on average assets and average equity for the first half of 2011 were 0.27% and 2.7%, respectively, compared to 0.24% and 2.4% respectively in the first half of 2010.

The provision for loan losses, at $4,256,000 in the second quarter of 2011, was 41% more than the amount required in the first quarter of 2011, and was 39% more than the amount in the year-ago second quarter. The level of provision expense, and other expenses related to management and collection of the loan portfolio, continues to be the major restraint to higher levels of profitability. The provision expense of $4,256,000 in the second quarter of 2011 approximately matched net charge-offs in the quarter of $4,277,000. Although the dollar level of reserves for loan losses shows a slight decline, the allowance as a percentage of loans increased due to the continued shrinkage of the loan portfolio.

Net interest income, at $13,741,000 in the second quarter of 2011, increased 3.4% compared to the first quarter of 2011 and increased 8.5% over the second quarter of 2010. Reduced funding costs, offset to some degree by shrinkage in the loan portfolio caused by lagging loan demand, improved the net interest margin.

Firstbank’s net interest margin was 4.08% in the second quarter of 2011 compared to 4.05% in the first quarter of 2011 and 3.82% in the second quarter of 2010. FHLB advances and notes payable declined by $4.1 million in the second quarter of 2011 and were $64 million lower than the year-ago balance. Core deposits were nearly flat (decreasing 0.2%) in the second quarter of 2011 and were 4.9% above the year-ago level, providing a lower cost source of funding. Also, strategies employed during 2010 and throughout 2011 aimed at incorporating floors on variable rate loans and re-pricing deposits upon renewal at currently competitive rates, have resulted in improvement in net interest margin.

Total non-interest income, at $2,011,000 in the second quarter of 2011, was 15% lower than in the second quarter of 2010. Gain on sale of mortgages, at $413,000 in the second quarter of 2011, declined 27% compared to the first quarter of 2011 and was 43% below the year-ago level, reflecting the rapidly declining volumes of mortgage refinance activity driven by changes in mortgage interest rates and more stringent and costly secondary market requirements. The category of “other” non-interest income, at $340,000 in the second quarter of 2011, was within $19,000 of the amount in the first quarter of 2011 but $102,000 lower than in the second quarter of 2010. The comparison to the year-ago second quarter was mostly due to a $45,000 lower gain on sale of other real estate, smaller miscellaneous loan fees, and the elimination of a small investment brokerage business that was marginally unprofitable.

Total non-interest expense, at $10,810,000 in the second quarter of 2011, was 0.4% higher than the level in the first quarter of 2011 and was 0.8% higher than the level in the second quarter of 2010, as expense control efforts continued. Salaries and employee benefits and occupancy and equipment costs declined by 1.5% and 6.2%, respectively, in comparison to the year-ago period. The category of “other” non-interest expense, totaling $3,672,000 in the second quarter of 2011, increased 9.9% compared to the first quarter of 2011 and 7.8% compared to the second quarter of 2010. Both comparisons resulted mostly from increased write-downs of valuations of other real estate owned. These write-downs were $642,000 in the second quarter of 2011 compared to $359,000 in the first quarter of 2011 and $345,000 in the second quarter of 2010. The comparison of the second quarter of 2011 with the first quarter of 2011 was also affected by certain higher marketing expenses in the second quarter of 2011.

Mr. Sullivan stated, “We experienced yet another quarter, in the second quarter of 2011, where loan charge-offs and charge-downs and the corresponding need for provision expense continue well above historical norms. These and other expenses related to managing the loan portfolio offset positive developments within our earnings profile. Our net interest margin is improving and our operating costs are continuing to be managed tightly. Higher than normal costs of managing credits and other real estate owned will stay with us for some time, but eventually should reduce.

“As we have stated previously, our capital, funding, and human resources are ample to support increased lending, although our loan portfolios continue to shrink. We maintain good relationships and communications with customers who will eventually want to expand their businesses and activities and provide an increased demand for loans. We have oriented our marketing messages to communicate that we have money to lend and are willing to do so. We believe our banks are well positioned to participate in and help support a better Michigan economy as one of the major community banking organizations in the state.

“We continually evaluate our unique structure of maintaining separately chartered community banks within our holding company. The holding company structure brings many operating cost efficiencies to the back-room support functions for all of the banks while the separate bank charters with separate legal boards of directors give us an advantage in terms of customer service and community support. There is some added cost of maintaining this structure, and we must always consider the cost versus the benefit. In the last two or three years, the burden of the regulatory process has increased throughout the industry as regulatory agencies are responding to the financial crises and major Wall Street bankruptcies of 2008 and 2009. It has become more difficult to profitably manage our smallest bank, Firstbank – St. Johns, in this environment, and we can identify geographic, market, balance sheet, and growth synergies between Firstbank – St. Johns and Firstbank - Alma. Therefore, the boards of these two banks and the board of our holding company recently have determined to combine these two banks, subject to regulatory approval. We believe we have gained experience and success in markets like Cadillac, Clare, and Lakeview, which are all served by our Mt. Pleasant bank, and which will provide a model for successful operation and growth of the Alma bank while also serving and growing the St. Johns market.

“Another recent development in the second quarter of 2011 is the opening of our second office in the Cadillac market. The Cadillac market, while not a huge metropolitan area in any sense, is showing growth in employment and has some important manufacturers experiencing upturns in business. Cadillac is also a vibrant tourism area with two very nice lakes and close access to skiing and snow mobile trails for winter recreation. Our decision to open this second office reflects our belief in Cadillac’s future economic prosperity.”

Total assets of Firstbank Corporation at June 30, 2011, were $1.481 billion, an increase of 0.3% from the year-ago period. Total portfolio loans of $1.006 billion were 7.1% below the year-ago level. Commercial and commercial real estate loans decreased 6.3% over this twelve month period, and real estate construction loans decreased 7.2%. Residential mortgage loans decreased 8.0% and consumer loans decreased 8.5%. The strong mortgage refinance activity in 2010 resulted in mortgage loans being financed in the secondary market rather than on the balance sheet of the company. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak due to uncertainty regarding the economy. Total deposits as of June 30, 2011, were $1.218 billion, compared to $1.162 billion at June 30, 2010, an increase of 4.8%. Core deposits increased $56 million or 4.9% over the year-ago level.

At June 30, 2011, provision expense was increased so that the ratio of the allowance for loan losses to loans increased to 2.12%, compared to 2.10% at March 31, 2011, and 1.90% at June 30, 2010. More stringent definitional requirements are being applied by regulators in determining what loans are to be reported on call reports as “troubled debt restructurings” (TDRs). These loans result from mutual efforts between the bank and the borrower to adjust cash flow requirements and other terms of loans to reflect new economic reality and to protect the financial interest of the bank at the same time as allowing the customer to continue to meet financial obligations while dealing with the protracted slow economy and particularly weak real estate sales. Loans in this category continue to perform according to the agreed upon terms, for if they do not continue to perform, they are moved to either the past-due-more- than-90-days category or to the non-accrual category as circumstances indicate. Mostly as a result of the more stringent definitional requirements, our performing adjusted loans (TDRs) increased to $17,989,000 at June 30, 2011, compared to $11,813,000 at March 31, 2011, and compared to $2,056,000 at June 30, 2010. Loans past due over 90 days were $1,787,000 at June 30, 2011, increased from the $544,000 at March 31, 2011, but $538,000, or 23%, lower than the $2,326,000 at June 30, 2010. Non-accrual loans were $20,205,000 at June 30, 2011, a decrease of 17.8% from the level at March 31, 2011, and a decrease of 38.4% from the level at June 30, 2010.

Net charge-offs were $4,277,000 in the second quarter of 2011, compared to $3,095,000 in the first quarter of 2011 and $2,599,000 in the second quarter of 2010. In the second quarter of 2011, net charge-offs annualized represented 1.69% of average loans, compared to 1.21% in the first quarter of 2011 and 0.95% in the second quarter of 2010.

Total shareholders’ equity was 2.3% higher at June 30, 2011, compared to the level at June 30, 2010. The ratio of average equity to average assets was 10.0% in the second quarter of 2011, compared to 9.8% in the second quarter of 2010. All of Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 52 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, loan charge-off rates, demand for new loans, the performance of loans with provisions, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Six Months Ended:
	Jun 30	Mar 31	Jun 30	Jun 30	Jun 30
	2011	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$15,571	$15,646	$16,993	$31,217	$34,014
Investment securities
Taxable	1,319	1,011	910	2,330	1,626
Exempt from federal income tax	280	293	272	573	581
Short term investments	45	39	50	84	103
Total interest income	17,215	16,989	18,225	34,204	36,324

Interest expense:
Deposits	2,945	3,049	4,198	5,994	8,476
Notes payable and other borrowing	529	648	1,359	1,177	2,856
Total interest expense	3,474	3,697	5,557	7,171	11,332

Net interest income	13,741	13,292	12,668	27,033	24,992
Provision for loan losses	4,256	3,011	3,066	7,267	5,557
Net interest income after provision for loan losses	9,485	10,281	9,602	19,766	19,435

Noninterest income:
Gain on sale of mortgage loans	413	568	726	981	1,096
Service charges on deposit accounts	1,182	1,092	1,180	2,274	2,277
Gain (loss) on trading account securities	2	6	0	8	23
Gain (loss) on sale of AFS securities	(2)	(8)	(46)	(10)	9
Mortgage servicing	76	28	63	104	189
Other	340	359	442	699	1,035
Total noninterest income	2,011	2,045	2,365	4,056	4,629

Noninterest expense:
Salaries and employee benefits	5,170	5,270	5,249	10,440	10,709
Occupancy and equipment	1,284	1,424	1,369	2,708	2,859
Amortization of intangibles	185	185	210	370	420
FDIC insurance premium	499	543	485	1,042	1,030
Other	3,672	3,340	3,406	7,012	7,128
Total noninterest expense	10,810	10,762	10,719	21,572	22,146

Income before federal income taxes	686	1,564	1,248	2,250	1,918
Federal income taxes	58	349	311	407	322
Net Income	628	1,215	937	1,843	1,596
Preferred Stock Dividends	420	420	420	840	840
Net Income available to Common Shareholders	$208	$795	$517	$1,003	$756

Fully Tax Equivalent Net Interest Income	$13,915	$13,464	$12,860	$27,379	$25,403

Per Share Data:
Basic Earnings	$0.03	$0.10	$0.07	$0.13	$0.10
Diluted Earnings	$0.03	$0.10	$0.07	$0.13	$0.10
Dividends Paid	$0.01	$0.01	$0.01	$0.02	$0.06

Performance Ratios:
Return on Average Assets (a)	0.18%	0.37%	0.26%	0.27%	0.24%
Return on Average Equity (a)	1.8%	3.7%	2.7%	2.7%	2.4%
Net Interest Margin (FTE) (a)	4.08%	4.05%	3.82%	4.07%	3.80%
Book Value Per Share (b)	$15.14	$14.95	$14.86	$15.14	$14.86
Average Equity/Average Assets	10.0%	10.1%	9.8%	10.1%	9.8%
Net Charge-offs	$4,277	$3,095	$2,599	$7,372	$4,083
Net Charge-offs as a % of Average Loans (c)(a)	1.69%	1.21%	0.95%	1.45%	0.74%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Jun 30	Mar 31	Dec 31	Jun 30
	2011	2011	2010	2010
ASSETS

Cash and cash equivalents:
Cash and due from banks	$28,124	$23,707	$25,322	$25,752
Short term investments	68,594	74,074	48,216	49,154
Total cash and cash equivalents	96,718	97,781	73,538	74,906

Securities available for sale	296,003	281,714	266,121	231,204
Federal Home Loan Bank stock	7,266	8,203	8,203	9,084
Loans:
Loans held for sale	434	27	1,355	108
Portfolio loans:
Commercial	162,685	162,088	164,413	182,773
Commercial real estate	365,803	373,376	373,996	381,216
Residential mortgage	344,853	346,521	352,652	374,901
Real estate construction	73,019	75,399	81,016	78,694
Consumer	59,601	58,156	59,543	65,127
Total portfolio loans	1,005,961	1,015,540	1,031,620	1,082,711
Less allowance for loan losses	(21,327)	(21,347)	(21,431)	(20,588)
Net portfolio loans	984,634	994,193	1,010,189	1,062,123

Premises and equipment, net	25,557	25,461	25,431	24,662
Goodwill	35,513	35,513	35,513	35,513
Other intangibles	1,775	1,960	2,145	2,520
Other assets	33,493	34,647	35,848	36,491
TOTAL ASSETS	$1,481,393	$1,479,499	$1,458,343	$1,476,611

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$194,795	$187,349	$185,191	$164,475
Interest bearing accounts:
Demand	310,250	308,236	293,900	261,888
Savings	237,008	236,137	210,239	197,208
Time	459,489	471,700	486,506	522,205
Wholesale CD's	16,778	14,297	7,947	16,452
Total deposits	1,218,320	1,217,719	1,183,783	1,162,228

Securities sold under agreements to
repurchase and overnight borrowings	46,304	42,623	41,328	36,601
FHLB Advances and notes payable	21,543	25,628	40,658	85,110
Subordinated Debt	36,084	36,084	36,084	36,084
Accrued interest and other liabilities	7,480	7,879	8,062	8,382
Total liabilities	1,329,731	1,329,933	1,309,915	1,328,405

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, 33,000 outstanding	32,778	32,770	32,763	32,748
Common stock; 20,000,000 shares authorized	115,571	115,320	115,224	115,034
Retained earnings	1,157	1,020	295	(891)
Accumulated other comprehensive income/(loss)	2,156	456	146	1,315
Total shareholders' equity	151,662	149,566	148,428	148,206
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,481,393	$1,479,499	$1,458,343	$1,476,611

Common stock shares issued and outstanding	7,853,295	7,814,097	7,803,816	7,771,105
Principal Balance of Loans Serviced for Others ($mil)	$604.4	$612.0	$616.9	$599.0

Asset Quality Information:
Performing Adjusted Loans (TDRs) (b)	17,989	11,813	10,056	2,056
Loans Past Due over 90 Days	1,787	544	606	2,326
Non-Accrual Loans	20,205	24,581	26,362	32,793
Other Real Estate Owned	8,469	7,922	8,315	9,780
Allowance for Loan Loss as a % of Loans (a)	2.12%	2.10%	2.08%	1.90%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,009,646	$1,024,733	$1,041,986	$1,090,129
Total Earning Assets	1,367,013	1,342,877	1,355,226	1,349,637
Total Shareholders' Equity	149,599	148,149	148,043	146,437
Total Assets	1,490,020	1,473,199	1,484,854	1,487,801
Diluted Shares Outstanding	7,835,123	7,809,838	7,796,168	7,757,387

(a) Total Loans less loans held for sale
(b) Troubled Debt Restructurings in Call Reports